 POWER OF ATTORNEY

I, Zhongfang Wang, a citizen of PRC with ID Card number [310228194611043017], owns 5% shares of Shanghai Muliang Industrial Corp. (“SMI”) hereby irrevocably agree and entrust any person designated by Shanghai Mufeng Investment Consulting Corp. (the “WFOE Representative”) as my authorized proxy to exercise the following authority within the term of this Power of Attorney:

The WFOE Representative is hereby authorized to exercise all shareholder’s decision rights in Shanghai Muliang Industrial Corp, which are entitled to me under the laws and the articles of association of SMI, including but not limited to sell or transfer of all or part of the shares of SMI owned by me and, act as the authorized representative, to appoint and elect legal representative, director, general manager and other senior officers of SMI on behalf of me.

The precondition for above entrustment and authorization is that the authorized person shall be a citizen of the People’s Republic of China, and that Shanghai Mufeng Investment Consulting Corp. has consented such entrustment and authorization. In the event Shanghai Mufeng Investment Consulting Corp. issues a written notice of dismissal or replacement WFOE Representative, I will immediately withdraw my entrustment and authorization to the former WFOE Representation, and make the same entrustment and authorization as provided herein to another PRC citizen designated by Shanghai Mufeng Investment Consulting Corp..

This Power of Attorney shall be come into effect from the execution date hereof.

/s/ Zhongfang Wang

Signed by:______________________________

Name: Zhongfang Wang

Date: February 10, 2016